UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Coeur Mining, Inc.

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 Explanatory Note

Coeur Mining, Inc. (“Coeur”) is filing a copy of a slide presentation dated April-May 2017 intended to be used in meetings with stockholders.

 2017 Proxy Statement Highlights  April – May 2017

 This presentation contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding statements regarding development at the Palmarejo complex, expansion at Rochester, development at Kensington, reserve and measured and indicated mineralized material estimates, production levels, cash flow levels, growth, margins, mine lives, exploration efforts, capital expenditures, mining rates, costs and risk profile. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver ore reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves and the absence of control over mining operations in which Coeur or its subsidiaries hold royalty or streaming interests and risks related to these mining operations including results of mining and exploration activities, environmental, economic and political risks of the jurisdiction in which the mining operations are located, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission (“SEC”), and the Canadian securities regulators, including, without limitation, Coeur's most recent report on Form 10-K. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. Non-U.S. GAAP Measures - We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including costs applicable to sales, all-in sustaining costs, adjusted EBITDA and total debt to LTM adjusted EBITDA. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe costs applicable to sales, all-in sustaining costs, adjusted EBITDA and total debt to LTM adjusted EBITDA are important measures in assessing the Company's overall financial performance.   2

 Reserves, Resources and Mineralized MaterialCoeur is subject to the reporting requirements of the Securities Exchange Act of 1934 and applicable Canadian securities laws, and as a result we report our mineral reserves according to two different standards. Canadian reporting requirements for disclosure of mineral properties are governed by National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”). The definitions of NI 43-101 are adopted from those given by the Canadian Institute of Mining, Metallurgy and Petroleum. U.S. reporting requirements, however, are governed by the SEC Industry Guide 7 (“Guide 7”). Both sets of reporting standards have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported, but embody different approaches and definitions. Under Guide 7, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made.In our public filings in Canada and in certain other announcements not filed with the SEC, we disclose measured, indicated and inferred resources, each as defined in NI 43-101, in addition to our mineral reserves. U.S. investors are cautioned that, while the terms “measured mineral resources,” “indicated mineral resources” and “inferred mineral resources” are recognized and required by Canadian securities laws, Guide 7 does not recognize them. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves, and therefore U.S. investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into Guide 7 compliant reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources, and therefore it cannot be assumed that all or any part of inferred resources will ever be upgraded to a higher category. Therefore, investors are cautioned not to assume that all or any part of inferred resources exist, or that they can be mined legally or economically.In this presentation, and in our other filings with the SEC, we modify our estimates made in compliance with NI 43-101 to conform to Guide 7 for reporting in the United States. In this presentation, we use the term “mineralized material” to describe mineralization in mineral deposits that do not constitute “reserves” under U.S. standards. “Mineralized material” is substantially equivalent to measured and indicated mineral resources (exclusive of reserves) as disclosed for reporting purposes in Canada, except that the SEC only permits issuers to report "mineralized material" in tonnage and average grade without reference to contained ounces. We provide disclosure of mineralized material to allow a means of comparing our projects to those of other companies in the mining industry, many of which are Canadian and report pursuant to NI 43-101, and to comply with applicable disclosure requirements. We caution you not to assume that all or any part of mineralized material will ever be converted into Guide 7 compliant reserves.  3

 Important Additional Information  In connection with the solicitation of proxies, Coeur Mining, Inc. (“Coeur”) filed with the SEC and mailed to stockholders a definitive proxy statement dated March 29, 2017 (the “Proxy Statement”). The Proxy Statement contains important information about Coeur and its 2017 Annual Meeting of Stockholders. Stockholders are urged to read the Proxy Statement carefully. Stockholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by Coeur through the web site maintained by the SEC at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Coeur by contacting Investor Relations in writing at Coeur Mining, Inc., Investor Relations, 104 S. Michigan Avenue, Suite 900, Chicago, IL 60603 or by telephone at (312) 489-5800. The Proxy Statement and other SEC filings are also available at www.investors.coeur.com. The contents of the web sites referenced above are not deemed to be incorporated by reference into the Proxy Statement. Stockholders may also call our solicitors if they have questions or need assistance voting their shares, or with requests for additional copies of the proxy materials: Morrow & Co. at (203) 658-9400.  4

 Relevant Terms  We use the following terms in this presentation and in the Proxy Statement to describe our operations and results, some of which are non-GAAP financial measures. Please see non-GAAP reconciliation tables in the appendix to this presentation.  Term  Definition  AIP  Annual incentive plan  AISC(1)  All-in sustaining costs  Ag  Silver  AgEq  Silver equivalent. Silver equivalence assumes a 60:1 silver to gold ratio except where noted as the ratio of average spot prices. Average spot prices for 2014 and 2016 were $19.08 and $17.14, respectively, for silver, and $1,266 and $1,251, respectively, for gold.  AgEqOz  Silver equivalent ounce  CAS(1)  Costs applicable to sales  FCF/free cash flow  Cash provided by operating activities, less capital expenditures and Gold Production Royalty Payments  EBITDA  Earnings before interest, taxes, depreciation and amortization  LTIP  Long-term incentive plan  LTM  Last twelve months  TSR  Total stockholder return  Coeur uses CAS and AISC (as defined by the World Gold Council) per AgEqOz ounce to evaluate the Company’s current operating performance and life of mine performance from discovery through reclamation. We believe these measures assist investors, analysts, and other stakeholders in understanding the costs associated with producing gold and silver and assessing our operating performance and ability to generate free cash flow from operations.  5

2016 Performance Highlights

COEUR MINING

- ✓ 2016 TSR of 267%, the highest in our peer group
- ✓ 2016 gold and silver production was a record 36.3 million AgEqOz, an increase of over 2% year-over-year
- ✓ AISC per average spot AgEqOz[1] of $14.27, representing the third straight year of significant reductions in unit costs and an aggregate reduction since year-end 2014 of 24%
- ✓ 47% decrease in general and administrative expenses since year-end 2013
- ✓ Successfully transitioned mining operations at the Palmarejo complex in Mexico to the new, high grade Guadalupe and Independencia mines
- ✓ Full-year free cash flow[1] of $57.6 million at the Wharf mine in South Dakota, bringing total free cash flow to $86.4 million since Coeur's acquisition of Wharf in February 2015 for ~$99 million
- ✓ The minimum ounce obligation on the Palmarejo royalty was satisfied in July 2016, triggering a shift to a new gold stream with more favorable terms that are expected to result in a significant increase in cash flow at the Palmarejo complex
- ✓ Increased year-over-year proven and probable mineral reserves by 10%, primarily driven by conversion of mineralized material at the Rochester mine in Nevada to reserves
- ✓ Net income of $55.4 million, or $0.34 per share, and cash flow from operating activities of $125.8 million, an increase of $12.3 million, or 11%, over 2015
- ✓ Total debt decreased $279.5 million, or 57%, year-over-year, reducing annual interest expense by an anticipated $25 million. Together with rising adjusted EBITDA[1], the Company's total debt to LTM adjusted EBITDA[1] declined to 1.0x, down from 3.8x a year ago
- ✓ Operated safely and responsibly, with strong overall health, safety and environmental performance driving a 56% reduction in our lost-time injury frequency rate and 80% reduction in permit exceedances

1. See non-GAAP reconciliation tables in the appendix to this presentation.

NYSE: CDE 6

2016: Repositioning Demonstrates Successful Results

COEUR MINING®

2016 Objectives	2016 Result
Strengthen Operational Performance Through Continued Execution of Repositioning Strategy	✓ Significant internally generated cost reductions since 2013 resulting from operational efficiencies, higher recovery rates and rationalization of outside services. 2016 CAS and adjusted CAS per average spot AgEqOz[(1)] for primary silver operations of $11.12 and $10.99, respectively, and 2016 Companywide AISC and adjusted AISC per average spot AgEqOz[(1)] of $14.27 and $14.09, respectively. ✓ Invested in expected high-return initiatives at the Rochester mine in Nevada, including successful conversion drilling, resulting in increases in gold and silver reserve ounces of over 68% and 40%, respectively, at year-end 2016; extended mine life by approximately seven years; continued reductions in unit costs; stage IV leach pad expansion expected to be completed mid-year 2017; ongoing expansion into and exploration of east Rochester. 2017 production levels are expected to be higher once the new leach pad is in place. ✓ 2016 continued the repositioning of the Palmarejo complex for strong cash flow in 2017 and beyond. Legacy open pit and underground operations were completed while underground operations at Guadalupe and Independencia steadily ramped up, reaching a mining rate of approximately 2,400 and 1,000 tons per day, respectively, as of year-end 2016. Completed processing plant upgrades in the third quarter of 2016 which are boosting recovery rates and cash flow. ✓ In July 2016, the 400,000-ounce minimum royalty obligation with Franco-Nevada was achieved and the new, more favorable gold stream agreement became effective, which is expected to significantly improve Palmarejo's cash flow ✓ G&A expense declined by 10% in 2016 and has declined 47% since year-end 2013
Prioritizing Balance Sheet Strength and Flexibility	✓ Opportunistically took advantage of significantly strengthened equity valuation to complete two "at-the-market" offerings of common stock in the fourth quarter and second quarter, raising $200 million and $75 million in gross proceeds, respectively, with proceeds used to repay debt ✓ Total debt reduced by $279.5 million year-over-year, representing a reduction of over 60% of total debt since 3Q2015 and a reduction of our total debt to LTM adjusted EBITDA[(1)] ratio to 1.0x, down from 5.5x since the third quarter of 2015. This reduction is expected to reduce annual interest expense by $25 million. During 2016, Coeur: ▪ repaid $190 million in outstanding principal amount of our Senior Notes ▪ repaid $99 million remaining outstanding principal of our secured term loan ▪ exchanged $10.8 million in outstanding principal amount of our Senior Notes for shares of common stock through two privately-negotiated agreements ▪ redeemed the remaining outstanding principal amount of our convertible senior notes

1. See non-GAAP reconciliation tables in the appendix to this presentation.

NYSE: CDE 7

2016: Repositioning Demonstrates Successful Results (cntd.)

COEUR MINING

2016 Objectives	2016 Result
Focus on Returns-Driven, High Quality Growth	✓ Production at the Palmarejo complex is expected to grow to 13.1-14.2 million AgEqOz in 2017[1], an approximately 53% increase, from 8.9 million AgEqOz in 2016 ✓ Improved grades and plant recovery rates at Wharf contributed to full year production exceeding the high-end of Company guidance by over 9,000 gold ounces. Through year-end, Wharf had generated total free cash flow of $86.4 million since Coeur's acquisition of Wharf for ~$99 million in 2/2015 ✓ Construction of the Stage IV leach pad expansion at Rochester remains on-schedule and on-budget and is expected to be commissioned in the third quarter of 2017 ✓ Continued development of the higher-grade Jualin deposit at Kensington, which is expected to reach production late in 2017 ✓ Expanded exploration program in 2016 at operating mines and two early stage exploration properties. Expensed exploration is expected to nearly double in 2017 to $23-$25 million primarily due to increased drilling at Palmarejo and La Preciosa, and an additional $11-$13 million of capital is expected to be allocated to resource conversion[1] ✓ Continued focus on lower-risk, higher-probability exploration near existing infrastructure in order to identify higher-grade mineralization, which should lead to higher-margin future production and cash flow over longer mine lives ✓ Reassessing alternative development and operating plan for the La Preciosa project in Mexico
Growing Track Record of Delivering on Commitments	✓ The Company met 2016 production guidance, as increased in the third quarter. The Company beat cost guidance, which was revised downward in the third quarter, on a companywide AISC per AgEqOz basis ✓ Completed $23.8 million of sales of non-core assets in 2016; additional sale of approximately $25 million of assets in Argentina was completed in the first quarter of 2017

1. Guidance as published by Coeur on February 8, 2017.

NYSE: CDE 8

 Executive Compensation: Pay-for-Performance Philosophy   9  Performance-based  Reward both Companywide results and individual performanceFocus on objectives that are tied to the creation of long-term stockholder value and directly under the control of executives  Market-competitive  Benchmark compensation levels to companies in the precious metals and mining industries and other US metals companiesTarget total direct compensation at the market median with the opportunity to achieve superior performance-based compensation with outstanding performance  Aligned with Stockholders  High percentage of total compensation in the form of stock-based awards - majority are performance shares that vest only if objective, three-year performance goals directly tied to the creation of long-term stockholder value are achievedAward values actually realized by executives depend on Company performance and the market price of Coeur stock, thus aligning executive and stockholder interests  Transparent  Clear communication of performance goals and the incentive pay programs used to reward achievement of these resultsClear disclosure of compensation philosophy and rationale for programs

 10  Continued erosion in value of prior-year LTIP grants for NEOs, reflecting prior year TSR underperformance relative to peersNEOs received zero payout for performance shares granted in 2013 that would have been paid out during 2016, representing a loss of approximately $900,000 in potential CEO compensation, or 66% of total LTIP grants in 2013 (based on target grant date award value)Realized value of 2014 LTIP awards was significantly lower than grant date target value (67% reduction for CEO)Overall, 2014 performance shares covering the three-year period ended December 31, 2016 paid out at 23% of targetRealized value of restricted stock granted to NEOs in 2013, 2014 and 2015 that vested in 2016 was significantly lower as of 2016 vesting date than at the time of grant, in line with a decrease in stock price over the same period of time (81% loss in value for CEO as of the 2016 vesting dates compared to grant date values)   2016 LTIP target award values were reduced by 20% compared to 2015. For the 2016 performance share award, the maximum payout for the relative TSR component was reduced to 150% (previously 200%) of target and maximum payouts continue to be capped at 100% of target if overall TSR is negative  Due to continued strong achievement of internal operational goals, the Company performance component of our 2016 AIP was 111% of target. For the first time, 100% of our CEO’s AIP award was linked to Company performance in 2016  AIP policy updated to provide that the individual performance component for NEOs would be capped at 100% of target in any year that Company TSR is negative  NEO Compensation Aligned with Stockholder Returns

 Multiyear CEO Compensation Aligned with Stockholder Returns    “Cash Incentives” includes an aggregate of $3,000,000 earned under Mr. Krebs’s supplemental incentive opportunity entered into in 2014 and tied to multi-year performance objectives.  11  CEO 3-Year Pay Comparisons  Summary compensation table (“SCT”) pay awarded at levels consistent with our compensation philosophyRealized pay 39% lower than SCT Pay, demonstrating alignment with stockholders during a period of time when our stock price declined significantly due primarily to a substantial decline in gold and silver pricesRealizable pay reflects the alignment of our compensation program with stockholder returns against the backdrop of 267% one year TSR in 2016

 Strong Link Between Realized Pay and Stockholder Returns  67% decline in realized value of 2014 CEO equity grant due to:Limited payout of performance shares for the 2014-2016 period (overall payout at 23% of target)Significant decline in value of restricted stock in line with TSR  12  * Realized pay value based on the Company’s stock price at December 31, 2016 and including the restricted stock that vested in January 2017.

 Continued strong stockholder engagement in 2016  Reached out to stockholders representing 45% of outstanding shares (as of June 30, 2016) Engaged with all who responded to our invitation to discuss corporate governance, executive compensation and other mattersOther meaningful 2016 engagement:20 management presentations137 one-on-one meetings with investorsHosted 22 conference calls with investors allowing for questions and answers with management, 4 of which also included analystsSee tables on following slides summarizing stockholder feedback in 2015 and 2016 and executive compensation changes resulting from our outreach efforts  13

Executive Compensation Changes Resulting from Stockholder Feedback

COEUR MINING

Stockholder Feedback	Response
Ensure strong pay-for-performance alignment	✓ NEOs compensated for achieving both (i) objectives directly tied to creation of long-term stockholder value and (ii) strong relative TSR performance ✓ Zero payout for performance shares granted in 2012 and 2013; 23% overall payout for 2014 performance shares ✓ Realized value of 2014 LTIP awards significantly lower than grant date target value due to lower stock price and forfeiture of 77% of performance share opportunity ✓ 2016 LTIP target award values reduced by 20%. For performance shares, reduced maximum payout for relative TSR component to 150% (previously 200%) and continued to cap maximum payouts at 100% if overall TSR is negative
Target compensation at 50th-75th percentile of peer group	✓ CEO base salary the same for third consecutive year and below median of peer group ✓ AIP and LTIP target awards set at or above median of peer group (but generally below the 75th percentile) to encourage and reward performance that drives stockholder value and retain top-level talent
AIP and LTIP performance metrics should encourage long-term performance	✓ In 2016, strong operational performance led to achievement of annual goals that drive long-term stockholder value ✓ LTIP metrics designed to advance long-term stockholder value by rewarding NEOs for outperforming peers on TSR and increasing operating cash flow per share and reserves and M&I mineralized material per share ✓ AIP metrics reward meeting or beating budget for (i) production, (ii) operating cash flow, and (iii) costs, and (iv) strong safety and environmental performance, all of which tie to long-term value creation for stockholders ✓ CEO 2016 AIP award was based 100% on Company performance, to further align CEO compensation with Company performance

NYSE: CDE 14

Executive Compensation Changes Resulting from Stockholder Feedback (cntd.)

COEUR MINING

Stockholder Feedback	Response
Performance goal targets should not be reduced, and positive discretion on performance relative to goals should not be exercised	✓ No reduction in targets or exercise of positive discretion in 2016
Individual AIP performance ratings for NEOs should not exceed 100% when annual TSR is negative	✓ Company TSR was 267% in 2016 ✓ Individual performance ratings were below 100% in 2015 due to negative TSR
Update peer group to make it as relevant as possible	✓ 2016 peer group was updated to increase the proportion of precious metals mining companies to 70% of the peer group (from 55% in 2015). For 2016 we added OceanaGold Corp., Primero Mining Corp., Tahoe Resources Inc., and for purposes of comparing relative TSR performance only, Newmont Mining Corp. ✓ 2017 peer group was further expanded to provide greater relevance for compensation and relative TSR comparisons and further increase the proportion of precious metals mining companies. For 2017 we added precious metals peers IAMGOLD Corporation, B2Gold Corp. and Royal Gold Inc., and U.S. metal and mining peers, Century Aluminum Company, TimkenSteel Corporation and U.S. Silica Holdings, Inc. and removed Globe Specialty Metals, which was acquired, and A.M. Castle and Golden Star Resources due to significant differences in market capitalization compared to Coeur.
Disclose specific goal targets under CEO supplemental incentive plan and for performance shares tied to internal metrics	✓ Specific goal targets are disclosed in the CD&A section of the Company's 2017 proxy statement

NYSE: CDE 15

 Leading Executive Compensation Practices   What We Do  What We Do Not Do  Pay for performance with strong alignment of realized pay to TSR  No excise tax gross-ups, tax gross-ups on perquisites or tax gross-ups applicable to change-in-control and severance payments  Proactive stockholder outreach with meaningful compensation program changes made based on feedback  No hedging Coeur stock  Annual Incentive Plan metrics drive stockholder value, with rigorous goals tied to Board-approved budget  No pledging Coeur stock  Majority of equity compensation in the form of performance shares with 3-year cliff vesting tied to relative TSR and rigorous value-driving internal performance metrics (23% payout for 2016, zero payout 2014 & 2015)   No holding Coeur stock in margin accounts  Majority of compensation “at-risk”  No employment contracts for NEOs other than CEO  Independent compensation consultant  No re-pricing of stock options or SARs without stockholder approval  Modest perquisites  No guaranteed bonuses for NEOs  “Double trigger” equity acceleration upon a change-in-control  No “single trigger” cash severance based solely upon a change-in-control of the company  Stock ownership guidelines for our directors and executive officers; 6x base salary for CEO    Clawback policy    Annual stockholder “say on pay” vote    16

 Governance Highlights  17  Governance Practices    Board Independence  Independent Board chairmanAll directors independent other than CEO  Board Refreshment and Succession Planning  Three new independent directors elected to the Board in 2013, replacing four longer-tenured directorsIn 2016, the Board engaged a third party to consult on refreshment and succession planning  Robust Board and Committee Evaluations  Annual evaluations promote Board and Board committee effectivenessChairman’s one-on-one meetings with each director promote candor, effectiveness and accountability  No Related Party Transactions  No related person transactions with directors or executive officers  Board-Level Risk Oversight  The Board and Board committees take an active role in the Company’s risk oversight and risk management processes  Active Stockholder Engagement   During 2016, Coeur continued its stockholder outreach efforts on governance, executive compensation and other matters  Stockholder Rights    Annual Election of Directors  All directors are elected annually for one-year terms  Majority Voting for Director Elections  Majority voting in uncontested director elections with a resignation policy  Stockholder Right to Call Special Meetings  Stockholders owning 20% or more of Coeur’s common stock have the right to call a special meeting of the stockholders  No Poison Pill  Coeur does not have a poison pill or similar anti-takeover defenses in place

   Leadership  Industry  Strategic Planning  Public Company Board   Capital Markets  Inter-national  Financial/Accounting  Operations  Talent Manage-ment  Government/Regulatory  Legal/Compliance  Robert E. Mellor  ✔  ✔  ✔  ✔  ✔    ✔    ✔  ✔  ✔  Linda L. Adamany  ✔    ✔  ✔    ✔  ✔  ✔  ✔  ✔  ✔  Kevin S. Crutchfield  ✔  ✔  ✔  ✔  ✔    ✔  ✔  ✔  ✔  ✔  Sebastian Edwards  ✔    ✔  ✔  ✔  ✔  ✔      ✔    Randolph E. Gress  ✔  ✔  ✔  ✔  ✔  ✔  ✔  ✔  ✔  ✔  ✔  Mitchell J. Krebs  ✔  ✔  ✔  ✔  ✔  ✔  ✔  ✔  ✔  ✔  ✔  John H. Robinson  ✔  ✔  ✔  ✔  ✔  ✔  ✔    ✔  ✔    J. Kenneth Thompson  ✔  ✔  ✔  ✔  ✔  ✔  ✔  ✔  ✔  ✔  ✔  Independent Board with Highly Relevant Experience  18

 Mitchell J. Krebs – President and Chief Executive Officer. During his twenty-year tenure with Coeur, Mr. Krebs has led nearly $2 billion in capital raising and debt restructuring activities and has facilitated over $2 billion of acquisitions and divestitures. Mr. Krebs was previously Coeur‘s Chief Financial Officer and held various positions in the corporate development department, including Senior Vice President of Corporate Development. Mr. Krebs is a Director of the National Mining Association, President of the Silver Institute, and is on the Board of World Business Chicago.Peter C. Mitchell – Senior Vice President and Chief Financial Officer. Mr. Mitchell came to Coeur from Taseko Mines Limited where he served as Chief Financial Officer, leading Taseko's financial operations, including sourcing strategic capital to fund the company's strategic growth plan. Previously, Mr. Mitchell was involved in leading and managing growth in private equity portfolio companies through acquisitions, integrations, and greenfield initiatives.Frank L. Hanagarne, Jr. – Senior Vice President and Chief Operating Officer. Mr. Hanagarne was most recently Chief Operating Officer of Valcambi, SA, a precious metal refiner in Switzerland. Prior to his appointment as operations head of Valcambi in early 2011, Mr. Hanagarne was a Director of Corporate Development for Newmon Mining Corporation. Mr. Hanagarne's 17 years of service at Newmont has included positions of increasing responsibility within key areas of Newmont's operations and business functions as well as environmental, health, and safety.Casey M. Nault – Senior Vice President, General Counsel, and Secretary. Mr. Nault has extensive experience as a corporate and securities lawyer, including prior inhouse positions with Starbucks and Washington Mutual and law firm experience with Graham & Dunn in Seattle and Gibson, Dunn & Crutcher in Los Angeles. His experience includes securities compliance and SEC reporting, corporate governance, mergers and acquisitions, public and private securities offerings, and other strategic transactions.Humberto Rada – President, Coeur South America and of Coeur’s Bolivian subsidiary Empresa Minera Manquiri, S.A. Prior to joining Coeur in July 2008, Mr. Rada served as General Manager for Newmont Mining Corporation’s Bolivian company Inti Raymi. Mr. Rada is currently President of Bolivia’s National Mining Association and has over 23 years of experience in South American mining and finance.Hans Rasmussen – Senior Vice President, Exploration. Mr. Rasmussen has 30 years of experience in the mining business, 16 years of which were with senior producers Newmont Mining and Kennecott/Rio Tinto; as well as serving as a consultant for senior producers such as BHP, Teck-Cominco, and Quadra Mining. Since 2004, he has been an officer or served on the Board of Directors of several junior public exploration companies with gold and silver projects in Quebec, Nevada, Argentina, Chile, Colombia, Peru, and Bolivia.Emilie Schouten – Vice President, Human Resources. Ms. Schouten has 15 years of experience in Human Resources, starting her career in General Electric, where she graduated from GE’s Human Resources Leadership Program. After 6 years as an HR Manager with GE, her division was acquired by the world’s largest electrical distribution company, Rexel, and Ms. Schouten went on to become the Director of Training and Development. Ms. Schouten has her B.A. in Sociology from Michigan State University and her M.S. in Industrial Labor Relations from University of Wisconsin-Madison.  Executive Leadership  19

 Board of Directors  Robert E. Mellor – Former Chairman, Chief Executive Officer, and President of Building Materials Holding Corporation (distribution, manufacturing, and sales of building materials and component products) from 1997 to January 2010, director from 1991 to January 2010; member of the board of directors of CalAtlantic Group, Inc. (national residential home builder) since October 2015; member of the board of directors of The Ryland Group, Inc. (national home builder, merged with another builder to form CalAtlantic) from 1999 until October 2015; member of the board of directors of Monro Muffler/Brake, Inc. (auto service provider) since August 2010 and lead independent director since April 2011; and former member of the board of directors of Stock Building Supply Holdings, Inc. (lumber and building materials distributor) from March 2010 until December 2015, when it merged with another company.Mitchell J. Krebs – President and Chief Executive Officer. (See prior slide)Linda L. Adamany – Member of the board of directors of Leucadia National Corporation, a diversified holding company engaged in a variety of businesses, since March 2014; non-executive director of Amec Foster Wheeler plc, an engineering, project management, and consultancy company, since October 2012; member of the board of directors of National Grid plc, an electricity and gas generation, transmission, and distribution company, from November 2006 to November 2012. Served at BP plc in several capacities from July 1980 until her retirement in August 2007, most recently from April 2005 to August 2007 as a member of the five-person Refining & Marketing Executive Committee responsible for overseeing the day-to-day operations and human resource management of BP plc's Refining & Marketing segment, a $45 billion business at the time.Kevin S. Crutchfield – Chief Executive Officer and member of the board of directors of Contura Energy, Inc. (coal industry) since July 2016; formerly, Chairman and Chief Executive Officer of Alpha Natural Resources, Inc. He was with Alpha Natural Resources since its formation in 2003, serving as Executive Vice-President, President, Director, and Chief Executive Officer. Mr. Crutchfield is a 25-year coal industry veteran with technical, operating, and executive management experience and is currently the Chairman of the National Mining Association and the American Coalition for Clean Coal Electricity.Sebastian Edwards – Henry Ford II Professor of International Business Economics at the Anderson Graduate School of Management at the University of California, Los Angeles (UCLA) from 1996 to present; Chairman of the Inter American Seminar on Economics from 1987 to present; member of the Scientific Advisory Council of the Kiel Institute of World Economics in Germany from 2002 to present; and research associate at the National Bureau of Economic Research from 1981 to present.Randolph E. Gress – Retired Chairman and Chief Executive Officer of Innophos Holdings, Inc., a leading international producer of performance-critical and nutritional specialty ingredients for the food, beverage, dietary supplements, pharmaceutical, and industrial end markets. Mr. Gress was with Innophos since its formation in 2004, when Bain Capital purchased Rhodia SA's North American specialty phosphate business. Prior to his time at Innophos, Mr. Gress was with Rhodia since 1997 and held various positions including Global President of Specialty Phosphates (with two years based in the U.K.) and Vice-President and General Manager of the NA Sulfuric Acid and Regeneration businesses. From 1982 to 1997, Mr. Gress served in various roles at FMC Corporation including Corporate Strategy and various manufacturing, marketing, and supply chain positions.John H. Robinson – Chairman of Hamilton Ventures LLC (consulting and investment) since founding the firm in 2006; Chief Executive Officer of Nowa Technology, Inc. (development and marketing of environmentally sustainable wastewater treatment technology) from 2013 to 2014; Chairman of EPC Global, Ltd. (engineering staffing company) from 2003 to 2004; Executive Director of Amey plc (British business process outsourcing company) from 2000 to 2002; Vice Chairman of Black & Veatch Inc. (engineering and construction) from 1998 to 2000. Mr. Robinson began his career at Black & Veatch and was managing partner prior to becoming Vice Chairman. Member of the board of directors of Alliance Resource Management GP, LLC (coal mining); Federal Home Loan Bank of Des Moines (financial services) and Olsson Associates (engineering consulting).J. Kenneth Thompson – Member of the board of directors of Alaska Air Group, Inc. (parent company of Alaska Airlines and Horizon Air), Pioneer Natural Resources Company (oil and gas), and Tera Tech, Inc. (engineering consulting). President and Chief Executive Officer of Pacific Star Energy LLC (private energy investment firm in Alaska) from September 2000 to present, with a principal holding in Alaska Venture Capital Group LLC (private oil and gas exploration company) from December 2004 to present; Executive Vice President of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China, and Singapore from 1998 to 2000.  20

 Appendix

 Non-GAAP to U.S. GAAP Reconciliation  LTM Adjusted EBITDA  ($ thousands)  2016  2015  3Q 2015  Net income (loss)  $55,352   ($367,183)  ($1,174,213)  Interest expense, net of capitalized interest  36,920   45,703   44,511   Income tax provision (benefit)  (54,239)  (26,263)  (418,055)  Amortization  123,161   143,751   146,162   EBITDA  $161,194   ($203,992)  ($1,401,595)  Fair value adjustments, net  11,581   (5,202)  (10,885)  Impairment of equity securities  703   2,346   4,008   Foreign exchange loss  10,720   15,769   10,934   (Gain) loss on sale of assets  (11,334)  352  533  (Gain) loss on debt extinguishment  21,365  (15,916)  (155)  Corporate reorganization costs  -   647   514   Transaction-related costs  1,199   2,112   2,013   Asset retirement obligation accretion  8,369   8,191   7,288   Inventory adjustments & write-downs  6,917   10,207   14,337   Write-downs  4,446   313,337   1,472,721   Adjusted EBITDA  $215,160   $127,851   $99,713   Unaudited  22

 Non-GAAP to U.S. GAAP Reconciliation (cont.)  Consolidated Debt  ($ thousands)  4Q 2016  3Q 2016  2Q 2016  1Q 2016  4Q 2015  3Q 2015  Cash and cash equivalents  $162,182   $222,517  $257,591  $171,389  $200,714  $205,708  Total debt  210,896  401,745  511,066  511,101  490,410  545,986  Net debt  48,714  179,228  253,475  339,712  289,696  340,278  LTM adjusted EBITDA  215,160   201,699   171,143   137,302   127,851   99,713   Total debt / LTM adjusted EBITDA  1.0x  2.0x  3.0x  3.7x  3.8x  5.5x  Net debt / LTM adjusted EBITDA  0.2x  0.9x  1.5x  2.5x  2.3x  3.4x  Unaudited  ($ millions)  2016  Cash flow from operating activities  $62.4   Capital expenditures  (4.9)  Gold production royalty payments  -  Free cash flow  $57.6  Unaudited  Wharf Free Cash Flow  23

Non-GAAP to U.S. GAAP Reconciliation (cont.)

COEUR MINING®

Costs Applicable to Sales

Year ended December 31, 2016

Unaudited

($ thousands except per ounce amounts)	Silver					Gold			
	Palmarejo	Rochester	San Bartolomé	Endeavor	Total	Kensington	Wharf	Total	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$117,419	$111,564	$80,799	$2,363	$312,145	$131,518	$87,000	$218,518	$530,663
Amortization	36,599	21,838	6,633	644	65,714	34,787	20,621	55,408	121,122
Costs applicable to sales	80,820	89,726	74,166	1,719	246,431	96,731	66,379	163,110	409,541
Silver equivalent ounces sold	7,538,311	7,542,740	5,411,057	262,078	20,754,186	-	-	-	34,632,666
Gold equivalent ounces sold	-	-	-	-	-	121,688	109,620	231,308	-
Costs applicable to sales per ounce	**$10.72**	**$11.90**	**$13.71**	**$6.56**	**$11.87**	**$795**	**$606**	**$705**	**$11.83**
Inventory adjustments	(0.17)	(0.04)	(0.25)	-	(0.14)	(5)	(31)	(17)	(0.20)
Adjusted costs applicable to sales per ounce	**$10.55**	**$11.86**	**$13.46**	**$6.56**	**$11.73**	**$790**	**$575**	**$688**	**$11.63**
Costs applicable to sales per average spot ounce	$9.73	$10.97			$11.12				$10.50
Inventory adjustments	(0.16)	(0.04)			(0.13)				(0.18)
Adjusted costs applicable to sales per average spot ounce	**$9.57**	**$10.93**			**$10.99**				**$10.32**

NYSE: CDE 24

Non-GAAP to U.S. GAAP Reconciliation (cont.)

COEUR MINING

Unaudited

All-in Sustaining Costs

($ thousands except per ounce amounts)	2016	2015	2014	2013
Costs applicable to sales	$409,541	$479,654	$477,945	$463,663
Treatment and refining costs	4,307	4,801	4,943	6,964
Sustaining capital	77,841	53,362	61,199	88,305
General and administrative	29,376	32,834	40,845	55,343
Exploration	12,930	11,647	21,740	22,360
Reclamation	15,504	16,769	7,468	3,746
Project/pre-development costs	7,481	5,674	16,588	11,869
All-in sustaining costs	**$556,980**	**$604,741**	**$630,728**	**$652,250**
Silver equivalent ounces sold	20,754,186	24,328,919	25,333,642	25,924,839
Kensington and Wharf silver equivalent ounces sold	13,878,480	12,330,840	6,649,320	6,963,300
Consolidated silver equivalent ounces sold	34,632,666	36,659,759	31,982,962	32,888,139
All-in sustaining costs per silver equivalent ounce	**$16.08**	**$16.50**	**$19.72**	**$19.83**
Inventory adjustments	(0.20)	(0.34)	(0.49)	(0.24)
Adjusted all-in sustaining costs per silver equivalent ounce	**$15.88**	**$16.16**	**$19.23**	**$19.59**
All-in sustaining costs per average spot silver equivalent ounce	$14.27	$14.62	$18.81	$19.93
Inventory adjustments	(0.18)	(0.30)	(0.47)	(0.24)
Adjusted all-in sustaining costs per average spot silver equivalent ounce	**$14.09**	**$14.32**	**$18.34**	**$19.69**

NYSE: CDE 25

Contact Information

COEUR MINING

Corporate office:	Coeur Mining, Inc. 104 S. Michigan Ave., Suite 900 Chicago, IL 60603
Main telephone:	+1 (312) 489-5800
Stock ticker: Warrant Ticker:	CDE: NYSE CDM.WT: TSX
Website:	www.coeur.com
Contact:	**Courtney R.B. Lynn** Vice President, Investor Relations & Treasurer clynn@coeur.com

NYSE: CDE 26